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                                                                     EXHIBIT 8.1
                        BLANCHFIELD CORDLE & MOORE, P.A.
                          NATIONSBANK CORPORATE CENTER
                       100 NORTH TRYON STREET, SUITE 2400
                        CHARLOTTE, NORTH CAROLINA 28202
TELEPHONE(704) 377-3788
TELECOPIER(704) 377-2033
                                         April 1, 1996
NationsBank Corporation
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
Charter Bancshares, Inc.
2600 Citadel Plaza Drive
Houston, Texas 77008
Ladies/Gentlemen:
     We have acted as counsel to NationsBank Corporation, a North Carolina corporation ("NationsBank"), in connection with the proposed merger (the "Merger") of Charter Bancshares, Inc. ("Charter"), a bank holding company registered under the Bank Holding Company Act of 1956 and duly organized under the laws of the State of Texas, with and into NB Holdings Corporation, a bank holding company duly organized under the laws of the State of Delaware and a wholly owned subsidiary of NationsBank, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") dated as of January 25, 1996. At your request, in connection with the filing with the Securities and Exchange Commission on April 1, 1996 by NationsBank of the Registration
Statement on Form S-4 in respect of the shares of NationsBank Common Stock to be issued in the Merger and the preliminary Proxy Statement-Prospectus of NationsBank and Charter (the "Proxy Statement-Prospectus") included as part thereof, we are rendering our opinion concerning certain federal income tax consequences of the Merger.
     For purposes of the opinion set forth below, we have relied, with the consent of NationsBank and the consent of Charter, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of NationsBank and Charter, and have assumed that such certificates will be complete and accurate as of the Effective Date. We have also relied upon the accuracy of the Proxy Statement-Prospectus. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement-Prospectus or the appendices thereto (including the Agreement).
     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and that the Merger will qualify as a statutory merger under the applicable state laws.
     Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, the following will be the material federal income tax consequences of the Merger:
 (i) No gain or loss will be recognized by the shareholders of Charter on the exchange of their shares of Charter Capital Stock for shares of NationsBank Common Stock pursuant to the terms of the Merger to the extent of such exchange.
 (ii) The federal income tax basis of the shares of NationsBank Common Stock for which shares of Charter Capital Stock are exchanged pursuant to the Merger will be the same as the basis of such shares of Charter Capital Stock exchanged therefor (less any proportionate part of such basis allocable to any fractional interest in any share of NationsBank Common Stock).

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NationsBank Corporation
Charter Bancshares, Inc.
April 1, 1996
Page 2
(iii) The holding period for shares of NationsBank Common Stock for which shares of Charter Capital Stock are exchanged will include the period that such shares of Charter Capital Stock were held by the holder, provided such shares were a capital asset of the holder.
 (iv) The receipt of cash in lieu of fractional shares of NationsBank Common Stock by a Charter shareholder will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by NationsBank, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the Charter Capital Stock surrendered and treated as redeemed, which gain or loss shall be capital gain or loss if the Charter Capital Stock was a capital asset in the hands of a shareholder.
 (v) Cash received by shareholders of Charter upon the exercise of dissenters' appraisal rights will be treated as having been received in payment for such Charter Capital Stock surrendered, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the Charter Capital Stock surrendered, which gain or loss shall be capital gain or loss if the Charter Capital Stock was a capital asset in the hands of a shareholder.
     This opinion may not be applicable to Charter shareholders who received their Charter Capital Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.
     The foregoing opinion is addressed only to certain consequences of a nontaxable reorganization for federal income tax purposes. We have not considered the effect on this transaction, if any, of state and local taxes, sales and use taxes, or any other taxes.
     The foregoing opinion is intended for and may be relied upon solely by the addressees and the shareholders of Charter.
     We hereby consent to be named in the Registration Statement on Form S-4 of NationsBank filed with the Securities and Exchange Commission on April 1, 1996 as the attorneys who passed on certain federal income tax matters specified therein and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement.
                                         Very truly yours,
                                         BLANCHFIELD CORDLE & MOORE, P.A.